Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No.333-100630) of First Industrial Realty Trust, Inc. and First Industrial, L.P. of our report dated June 22, 2011 relating to the financial statements of First Industrial, L.P. 401(k) Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
June 22, 2011